Exhibit (a)(5)(B)
                             TRANS-LUX CORPORATION
                              110 Richards Avenue
                             Norwalk, CT 06856-5090
                                 (203) 853-4321



                                                          February 23, 2004

Dear Noteholder:

    Enclosed for your consideration is an Offering Circular dated February 23, 2004 (the "Offering Circular") and the related Letter of Transmittal (the "Letter of Transmittal") relating to an offer to exchange (the "Exchange Offer") $1,000 principal amount of our new 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 ("New Notes") for each $1,000 principal amount of Trans-Lux Corporation (the "Company") currently outstanding 7 1/2% Convertible Subordinated Notes due 2006 ("Old Notes"). The offer is for up to $15,000,000 principal amount, or 49.7%, of the $30,177,000 outstanding principal amount of the Old Notes, to the extent such Old Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $15,000,000 principal amount of the Old Notes are tendered, all tenders will be accepted on a pro rata basis unless the Company elects to accept all such tendered Old Notes. If less than $4,000,000 principal amount of the Old Notes are tendered, the Company reserves the right to either accept or reject such lesser tendered amount.

    In general terms, the New Notes will pay a higher interest rate than the Old Notes, have a longer maturity, later call date, and be convertible into Common Stock at a lower conversion price until March 1, 2007, (which is after the maturity date of the Old Notes, but prior to the maturity date of the New Notes). The New Notes will also be senior to the Old Notes and our 9 1/2% Subordinated Notes due 2012, but do not have any restriction on issuance of additional indebtedness, issuance of preferred stock or restricted payments.

    The Exchange Offer is voluntary on your part. We believe no taxable gain or loss will be recognized by any Noteholder who accepts the Exchange Offer.

    Full details of the terms and conditions of the Exchange Offer, which expires March 31, 2004, are contained in the Offering Circular which we encourage you to read.

    It should be noted that directors of the Company who hold an aggregate of $110,000 Old Notes have indicated they will accept the Exchange Offer.

    The following is a comparison of certain features of the Old Notes and New Notes, which are more fully described in the Offering Circular:

<CAPTIONS>
                              New Notes                              Old Notes
                              ---------                              ---------

Interest                      8.25%                                  7.50%
                              ($82.50 per $1,000 Note)               ($75.00 per $1,000 Note)


Maturity                      March 1, 2012                          December 1, 2006

Subordination                 Senior to Old Notes, but               Subordinated to all Senior
                              subordinated to all Senior             Indebtedness.
                              Indebtedness.

Conversion Provisions         111 shares of Common Stock at a        71 shares of Common Stock at a
                              conversion price of $9.00 per          conversion price of $14.013 per
                              share for each $1,000 New Note         share for each $1,000 Old Note
                              through March 1, 2007 and not          (the conversion price is well
                              convertible thereafter.                above the trading level of $3.563
                                                                     - $7.79 of the Common Stock
                                                                     since January 1, 2001).


Optional Redemption           Not callable before 2006 at which      Callable at 101.875%.  O. and
                              time the call price is 102%,           after December 1, 2004 the call
                              dropping each year by 1% until it      price drops to 100.938% and on
                              reaches 100% on and after March        and after December 1, 2005 the
                              1, 2008.                               call price drops to 100%.


Restriction Provisions        None                                   Restriction on incurrence of
                                                                     additional indebtedness, issuance
                                                                     of preferred stock and restricted
                                                                     payments.


Taxability                    Exchange is expected to be tax         Exchange is expected to be
                              free (consult your tax advisor).       free (consult your tax advisor).


    Important: If you require further information concerning the Exchange Offer, please contact Trans-Lux Corporation directly by writing to Ms. Angela
D. Toppi, Secretary, Trans-Lux Corporation, 110 Richards Avenue, Norwalk, Connecticut 06856-5090 or email to atoppi@trans-lux.com or by calling (203) 853-4321.

                                                          Very truly yours,



                                                          TRANS-LUX CORPORATION